                                                                       Exhibit 2

     ---------------------------------------------------------------------

                             CONTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                               X-STREAM MEDIA INC.

                                       and

                         INTERACTIVE DESKTOP VIDEO LLC

                         DATED AS OF DECEMBER 21, 1998

     ---------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    ARTICLE I

                              TRANSFER AND ISSUANCE

Section 1.1  Transfer and Issuance; Assumption of Liabilities .............  1
Section 1.2  Consideration ................................................  2
Section 1.3  Closing ......................................................  3
Section 1.4  Deliveries by the Parties ....................................  3

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF INTERACTIVE

Section 2.1  Organization .................................................  3
Section 2.2  Authorization ................................................  4
Section 2.3  Consents and Approvals; No Violations ........................  4
Section 2.4  Financial Information ........................................  4
Section 2.5  Absence of Undisclosed Liabilities ...........................  5
Section 2.6  Title, Ownership and Related Matters .........................  5
Section 2.7  Fort Lee Lease ...............................................  5
Section 2.8  Intellectual Property ........................................  5
Section 2.9  Taxes ........................................................  7
Section 2.10 Litigation ...................................................  7
Section 2.11 Compliance with Applicable Law; Permits ......................  7
Section 2.12 Certain Contracts and Arrangements ...........................  7
Section 2.13 Labor Agreements .............................................  8
Section 2.14 Investment Intent ............................................  8
Section 2.15 No Registration ..............................................  8
Section 2.16 Restricted Securities ........................................  9
Section 2.18 Evaluation of Risk ...........................................  9
Section 2.19 Due Diligence ................................................  9
Section 2.20 Brokers' Fees ................................................  9

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF X-STREAM

Section 3.1 Organization and Authority of X-Stream ........................ 10
Section 3.2 Capitalization ................................................ 10
Section 3.3 Agreements .................................................... 11

                                                                            Page
                                                                            ----

Section 3.4  Consents and Approvals; No Violations ........................ 11
Section 3.5  Litigation ................................................... 11
Section 3.6  Securities Laws .............................................. 11
Section 3.7  No Underwriting .............................................. 11
Section 3.8  Brokers' Fees ................................................ 12

                                   ARTICLE IV

                                    COVENANTS

Section 4.1  Conduct of the Business by Interactive ....................... 12
Section 4.2  Conduct of X-Stream's Business ............................... 13
Section 4.3  Access to Information; Confidentiality ....................... 13
Section 4.4  Consents; Assignments ........................................ 14
Section 4.5  Compaq Contract .............................................. 14
Section 4.6  Reasonable Commercial Efforts ................................ 14
Section 4.7  Non-competition .............................................. 15
Section 4.8  Press Releases ............................................... 16
Section 4.9  Employees .................................................... 16
Section 4.10 Supplemental Disclosure ...................................... 16
Section 4.11 Further Equity Rights in X-Stream ............................ 16
Section 4.12 Other Equipment Located at Fort Lee .......................... 17
Section 4.13 No Rights .................................................... 17

                                    ARTICLE V

                            RESTRICTIONS ON TRANSFER

Section 5.1  Restrictions on Transferability .............................. 18
Section 5.2  Restrictive Legend ........................................... 18
Section 5.3  Notice of Proposed Transfers ................................. 19

                                   ARTICLE VI

                               CERTAIN TAX MATTERS

Section 6.1  Allocation of Consideration .................................. 20
Section 6.2  Transfer Taxes ............................................... 20

                                                                            Page
                                                                            ----

                                   ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 7.1  Conditions to Each Party's Obligation ......................... 20
Section 7.2  Conditions to Obligations of Interactive ...................... 21
Section 7.3  Conditions to Obligations of X-Stream ......................... 21

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

Section 8.1  Termination ................................................... 22
Section 8.2  Procedure and Effect of Termination ........................... 23
Section 8.3  Amendment, Modification and Waiver ............................ 23

                                   ARTICLE IX

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 9.1  Survival ...................................................... 23
Section 9.2  Interactive's Agreement to Indemnify .......................... 23
Section 9.3  X-Stream's Agreement to Indemnify ............................. 24
Section 9.4  Notice and Opportunity to Defend .............................. 24

                                    ARTICLE X

                                   DEFINITIONS

                                   ARTICLE XI

                                  MISCELLANEOUS

Section 11.1 Notices ....................................................... 35
Section 11.2 Severability .................................................. 35
Section 11.3 Binding Effect; Assignment .................................... 36
Section 11.4 No Third Party Beneficiaries .................................. 36
Section 11.5 Headings ...................................................... 36
Section 11.6 Jurisdiction and Consent to Service ........................... 36
Section 11.7 Entire Agreement .............................................. 36
Section 11.8 Governing Law ................................................. 37

                                                                            Page
                                                                            ----

Section 11.9  Specific Performance ......................................... 37
Section 11.10 Counterparts ................................................. 37
Section 11.11 Bulk Sales Laws .............................................. 37
Section 11.12 Limitation on Liability ...................................... 37
Section 11.13 Expenses ..................................................... 38

EXHIBIT A  --   Master Professional Services Agreement
EXHIBIT B  --   Master Hosting and Network Services Agreement
EXHIBIT C  --   Form of Skadden, Arps, Slate, Meagher & Flom LLP Opinion Letter
EXHIBIT D  --   Bill of Sale and Assignment Agreement
EXHIBIT E  --   Fort Lee Lease
EXHIBIT F  --   Instrument of Assumption
EXHIBIT G  --   Sublease Term Sheet

SCHEDULE A  --  New Assets

                             CONTRIBUTION AGREEMENT

            CONTRIBUTION AGREEMENT (this "Agreement"), dated as of December 21, 1998, by and between X-Stream Media Inc., a Delaware corporation ("X-Stream"), and Interactive Desktop Video LLC, a Delaware limited liability company ("Interactive").

            WHEREAS, pursuant to the terms and conditions of this Agreement, Interactive desires to contribute certain assets to X-Stream in exchange for 950 shares, subject to adjustment as provided herein, of common stock, par value $0.01 per share, in X-Stream, on the terms and subject to the conditions set forth herein; and

            WHEREAS, the Board of Directors of X-Stream and the management of Interactive have approved, and each deem it advisable and in the best interests of each company's respective stockholders or interestholders, as the case may be, to consummate the acquisition of the Assets and the New Assets by X-Stream, subject to those liabilities expressly assumed by X-Stream and payment of the New Assets Purchase Price.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                              TRANSFER AND ISSUANCE

            Section 1.1 Transfer and Issuance; Assumption of Liabilities.

            (a) Subject to the terms and conditions of this Agreement, at the Closing, (i) Interactive will convey, assign, transfer and deliver or cause to be conveyed, assigned, transferred and delivered to X-Stream, and X-Stream will acquire and accept from Interactive, all of Interactive's rights, title and interests in and to the Assets and the New Assets, free and clear of all Liens, except as set forth in Section 1.1(a) of the X-Stream Disclosure Schedule (the "Asset Contribution"); and (ii) X-Stream will assume from Interactive and agrees to pay and perform the Assumed Liabilities and the New Assets Purchase Price.

            (b) Such sale, assignment, transfer and delivery with respect to the Asset Contribution will be effected by delivery by Interactive to X-Stream of
(i) the Bill of Sale and Assignment Agreement, (ii) the Instrument of Assumption and (iii) all other documents, instruments and writings required to be delivered by either party at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

            Section 1.2 Consideration.

            (a) Subject to the terms and conditions of this Agreement, in consideration for the Asset Contribution, X-Stream shall issue to Interactive 950 shares of Common Stock (the "Interactive Shares"). During the six months following the Closing, X-Stream shall use its commercially reasonable efforts to issue additional Equity Securities in exchange for net consideration of at least $5.5 million. In the event that, following one or more issuances of Equity Securities pursuant to the Initial Financing and any subsequent financing up to an aggregate amount of $5.5 million, Interactive owns less than 15% of the equity capital of X-Stream on a fully-diluted basis (including, without limitation, calculating the dilution of preferred stock, warrants, options and convertible debt on an as-converted basis), then X-Stream shall promptly issue and grant to Interactive, without any consideration other than execution and delivery of this Agreement, such number of additional shares of equity capital, of the same class or series as are then owned by Interactive, as required to provide Interactive with the ownership of 15% of the equity capital of X-Stream on a fully-diluted basis (including, without limitation, calculating the dilution of preferred stock, warrants, options and convertible debt on an as-converted basis); provided, however, that in the event that X-Stream receives aggregate net proceeds of $5.9 million or more in the Initial Financing, Interactive shall receive anti-dilution protection as described in this Section 1.2(a) for 15% of the fully-diluted equity capital of X-Stream up to the issuance of equity capital or convertible debt of X-Stream for aggregate net consideration of $5.9 million.

            (b) In the event that X-Stream issues any class or series of equity capital or convertible debt other than Common Stock to any of the Founders in the Initial Financing, then Interactive shall have the right to exchange the Common Stock acquired hereunder for such class or series of equity capital or convertible debt, at an exchange ratio determined in accordance with the conversion ratio of such equity capital or convertible debt into Common Stock.

            (c) The issuance of the Interactive Shares will be effected by delivery by X-Stream to Interactive of a stock certificate (the "Certificate") representing the Common Stock bearing the legend set forth in Section 5.2 hereof:

            Section 1.3 Closing. The Closing shall be effective as of 12:01 a.m. on January 15, 1999 provided, that Interactive shall have the unilateral right but not the obligation, to move up the Closing to any date on or after January 3, 1999 upon five days prior written notice to X-Stream. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, during 1998 or at such other place and time as the parties may agree.

            Section 1.4 Deliveries by the Parties. At the Closing, in connection with the Asset Contribution (i) Interactive will deliver or cause to be delivered to X-Stream the following: (A) a duly executed Bill of Sale and Assignment Agreement, (B) a duly executed Instrument of Assumption, (C) a duly executed counterpart of each of the Related Agreements, (D) a copy of all the Books and Records used exclusively in the Roadshow Business, (E) the Compaq Equipment Sublease and (F) all other documents, instruments and writings required to be delivered by Interactive at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith (all such documents, instruments and writings to be delivered by Interactive at the Closing shall be in form and substance reasonably satisfactory to X-Stream); and (ii) X-Stream will deliver or cause to be delivered to the Company the following: (A) the Certificate, (B) a duly executed Instrument of Assumption, and (C) a check in the amount of the New Assets Purchase Price, (D) a duly executed counterpart of each of the Related Agreements and (E) all other documents, instruments and writings required to be delivered by X-Stream at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith (all such documents, instruments and writings to be delivered by X-Stream at the Closing shall be in form and substance reasonably satisfactory to Interactive).

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF INTERACTIVE

            Interactive represents and warrants to X-Stream:

            Section 2.1 Organization. Interactive is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Interactive has all necessary power and authority to own its properties and assets and to carry on the Business as currently conducted and is in good standing to conduct the Business in each jurisdiction in which the property owned, leased or operated by it relating to the Business or the nature of the Business makes such qualification necessary other than jurisdictions where the failure to be in good standing results in no material and adverse consequences other than the payment of non-material amounts to come into good standing.

            Section 2.2 Authorization. Interactive has all necessary power and authority to execute, deliver, and perform this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements have been duly executed and delivered by Interactive and constitute, and when executed and delivered, each of the Related Agreements to be executed and delivered by Interactive pursuant hereto will constitute, a valid and binding obligation of Interactive, enforceable against Interactive in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity.

            Section 2.3 Consents and Approvals; No Violations. The execution, delivery, and performance of this Agreement and the Related Agreements by Interactive, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby will not, except as set forth on Section 2.3(a) of the Interactive Disclosure Schedule, (i) result in the imposition of any Encumbrance against any Asset or any asset licensed to X-Stream hereunder (other than Permitted Liens) or (ii) violate or conflict with or constitute a breach or default, or an event creating rights of acceleration or termination (in each case, whether upon lapse of time or the occurrence of any act or event or otherwise) under (a) the Limited Liability Company Agreement of Interactive or (b) any contract identified on
Section 2.3(b) of the Interactive Disclosure Schedule, except in any case as would not have or would not reasonably be expected to have a Material Adverse Effect on Interactive. Except for other matters identified in Section 2.3(c) of the Interactive Disclosure Schedule, the execution and delivery of this Agreement, and the Related Agreements, the performance by Interactive of its obligations hereunder and thereunder and the consummation by Interactive of the transactions contemplated hereby and thereby will not require any Approval including the issuance or modification of any Permit or any transfer of any Permit except for such of the foregoing which are (a) required by reason of the legal or regulatory status of X-Stream or facts pertaining specifically to it, or (b) would not have or would not reasonably be expected to have a Material Adverse Effect on Interactive.

            Section 2.4 Financial Information. The revenue information, as provided to KPMG Peat Marwick and as set forth in Section 2.4 of the Interactive Disclosure Schedule, is true and accurate.

            Section 2.5 Absence of Undisclosed Liabilities. Except for liabilities and obligations (a) incurred in the ordinary course of business, (b) specified in the Material Contracts or (c) disclosed in Section 2.5 of the Interactive Disclosure Schedule, the Roadshow Business has no liabilities or obligations of any kind whatsoever (whether direct, indirect, accrued or contingent) and there is no existing condition or situation which would reasonably be expected to result in any such liabilities or obligations.

            Section 2.6 Title, Ownership and Related Matters. As of the Closing, Interactive will have and will deliver to X-Stream, good and marketable title to all of the Assets set forth in Section 2.6 of the Interactive Disclosure Schedule, in each case free and clear of all Liens, except for Permitted Liens. Each of the Assets is in good operating condition, ordinary wear and tear excepted.

            Section 2.7 Fort Lee Lease. Except as set forth in Section 2.7(a) of the Interactive Disclosure Schedule, Interactive has a valid leasehold interest in the Fort Lee Lease free and clear of all Liens, other than Permitted Liens. The consent of the landlord for the Fort Lee Lease is required to consummate the transactions contemplated hereby. Interactive is not in default beyond any applicable notice or grace period and has not received written notice of default still outstanding on the date hereof under the Fort Lee Lease, and to the best of Interactive's Knowledge, there exists no uncured material default thereunder by any third party.

            Section 2.8 Intellectual Property.

            (a) Section 2.8(a) of the Interactive Disclosure Schedule sets forth a complete and accurate list of all Internet domain registrations (the "Domain Registrations") to be transferred to X-Stream hereunder.

            (b) Section 2.8(b) of the Interactive Disclosure Schedule lists all Software, as defined hereinafter, which is owned by Interactive ("Proprietary Software"), and is to be transferred to X-Stream hereunder.

            (c) Except as set forth in Section 2.8(c) of the Disclosure Schedule, to the Knowledge of Interactive, Trellis Software does not have any rights to any Proprietary Software with respect to the Roadshow Business.

            (d) Except as would not have a Material Adverse Effect:

                  (i) Interactive owns or has the right to use all Domain Registrations and all Proprietary Software, as defined hereinafter, free and clear of all Liens (other than Permitted Liens);

                  (ii) any Domain Registration, to the Knowledge of Interactive, is valid and subsisting in full force and effect and has not been cancelled, expired or abandoned;

                  (iii) Interactive has not received written notice from any third party regarding any actual or potential infringement by Interactive of any Domain Registration or Proprietary Software and Interactive has no Knowledge of any basis for such a claim;

                  (iv) Interactive has not licensed or sublicensed its rights in any Domain Registration or Proprietary Software, or received or been granted any such rights, other than pursuant to this Agreement;

                  (v) to the Knowledge of Interactive, no third party is misappropriating, infringing, diluting or violating any Domain Registration or Proprietary Software owned by Interactive;

                  (vi) Interactive takes reasonable measures to protect the confidentiality of trade secrets including requiring its employees to execute the GE Integrity Policy and requiring other parties having access thereto to execute written non-disclosure agreements. No trade secret has been authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects Interactive's proprietary interests in and to such trade secrets;

                  (vii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of Interactive rights to own or use any of the Proprietary Software or Domain Registration, nor will require the consent of any third party, including for the avoidance of doubt any governmental authority, in respect of any Proprietary Software or Domain Registration; and

                  (viii) all Proprietary Software set forth in Section 2.9(b) of the Interactive Disclosure Schedule, was either developed (a) by employees of Interactive within the scope of their employment; or (b) by independent contractors who have assigned their rights to Interactive pursuant to written agreements.

            Section 2.9 Taxes. Interactive has paid, or has had paid on its behalf or where payment is not yet due has established an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the date of Closing.

            Section 2.10 Litigation. Except as set forth in Section 2.10 of the Interactive Disclosure Schedule, there is no Action pending or threatened, to Interactive's Knowledge, against Interactive with respect to the Roadshow Business by or before any court, governmental or regulatory authority.

            Section 2.11 Compliance with Applicable Law; Permits.

            (a) Interactive is not in violation of, nor has been threatened to be charged with or given notice of any violation of, or to the best of Interactive's Knowledge, are under investigation with respect to, any Laws relating to the Roadshow Business, except as would not have or would not reasonably be expected to have a Material Adverse Effect on Interactive.

            (b) Interactive holds all Permits that are required by any Governmental Entity or Law to permit it to conduct the Business as now conducted, and all such Permits are valid and in full force and effect. No challenge, revocation, suspension, cancellation or termination of any of such Permits is, to Interactive's Knowledge, threatened. Interactive is in compliance with its obligations under such Permits.

            Section 2.12 Certain Contracts and Arrangements.

            (a) Section 2.12 of the Disclosure Schedule hereto contains an accurate and complete list of Contracts relating exclusively to the Business, including, without limitation, the Microsoft Contract, MCI Contract and the Compaq Contract to which Interactive is a parry or any of the Assets is subject and that (i) obligates Interactive to pay an amount in the aggregate of $5,000 or more (other than purchase orders in the ordinary course); (ii) all oral or written agreements which obligate Interactive to perform services after December 31, 1998; (iii) is a Contract with any of Interactive's ten largest customers or suppliers; (iv) contains a covenant that limits or restricts the ability of Interactive to compete or otherwise to conduct Business in any manner or place; (v) contains a right of first refusal with respect to any assets used exclusively in the Business with a fair market value in excess of $25,000; or (vi) provides for the payment or receipt of any licensing fee, royalty payment or the like (collectively, the "Material Contracts"). True, correct, and complete copies of the Material Contracts appearing in Section 2.12 of the Interactive Disclosure Schedule, including all amendments and supplements, have been provided to X-Stream (except as listed therein). Except as set forth in Section 2.12 of the Interactive Disclosure Schedule, each Material Contract is valid and binding and in full force and effect with respect to Interactive, and to Interactive's Knowledge, the other parties thereto. Other than as a result of the execution of this Agreement, the Related Agreements and the consummation of the transactions hereby and thereby, there has not occurred under any of the Material Contracts any alleged or actual material breach or default by Interactive, or event which would (with the passage of time, notice or both) constitute a breach or default by Interactive or would result in the termination of or acceleration of any performance under, or the right to terminate or accelerate performance (with the passage of time, notice or both) by Interactive, or to Interactive's Knowledge, by any other party to any Material Contract which remains unremedied.

            Section 2.13 Labor Agreements. Except as set forth on Section 2.13 of the Interactive Disclosure Schedule: (i) to Interactive's Knowledge, no union claims to represent the employees of Interactive and, in each case working exclusively in the Business; or (ii) Interactive is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or rules or practices agreed to with any labor organization or employee association.

            Section 2.14 Investment Intent. The Interactive Shares to be acquired by Interactive hereunder are being acquired for Interactive's own account with the present intention of holding such interests for purposes of investment, and Interactive has no intention of selling such interests in a public distribution in violation of the federal securities laws or any applicable state securities laws.

            Section 2.15 No Registration. Interactive understands that the Interactive Shares have not been, and, other than in accordance with Section
4.11 hereof, will not be, registered under the Securities Act or the securities laws of any state by reason of a specific exemption from the registration or qualification provi-sions of the Securities Act or said securities laws, the availability of which depends upon, among other things, the bona fide nature of Interactive's investment intent and upon the accuracy of Interactive's representations expressed herein. Interactive understands and acknowledges that X-Stream will be relying upon the representations and agreements contained in Sections 2.14 through and including 2.19 in offering and selling the Interactive Shares and for the purpose of determining whether this transaction meets the requirements for such exemptions. Interactive further represents that the offering of the Interactive Shares was made only through direct, personal communication between Interactive or a representative thereof and a representative of X-Stream.

            Section 2.16 Restricted Securities. Interactive understands that the Interactive Shares issued hereunder constitutes "restricted securities" under the applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission provide in substance that it may dispose of the Interactive Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and Interactive understands that other than pursuant to Section 4.11 hereof, X-Stream has no obligation or present intention to register the Common Stock. Interactive further acknowledges that the Interactive Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Interactive also understands that no public market now exists for any of the securities issued by X-Stream and that X-Stream has made no assurances that a public market will ever exist for securities of X-Stream.

            Section 2.17 Accredited Investor. Interactive is an "accredited investor" as that term is defined in Rule 501(a) under the Securities Act. Interactive is financially able to bear the economic risk of an investment in the Common StocK including the total loss thereof.

            Section 2.18 Evaluation of Risk. Interactive further represents that it has such knowledge, experience and skill in evaluating and investing in issues of equity securities, including securities of new and speculative companies, such that it is capable of evaluating the merits and risks of an investment in the Interactive Shares, and has such knowledge, experience and skill in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in X-Stream and the suitability of the Interactive Shares as an investment.

            Section 2.19 Due Diligence. Interactive further represents that it has had an opportunity to discuss the business, management and financial affairs of X-Stream and the terms and conditions of an investment in the Interactive Shares with, and has had access to, the management of X-Stream and it has had the opportunity to review the information regarding X-Stream set forth and referred to in this Agreement.

            Section 2.20 Brokers' Fees. Interactive has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any of the Related Agreements.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF X-STREAM

                X-Stream represents and warrants to Interactive:

            Section 3.1 Organization and Authority of X-Stream.

            (a) X-Stream is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. X-Stream has heretofore delivered to Interactive complete and correct copies of its respective certificate of incorporation and by-laws as currently in effect.

            (b) X-Stream has the corporate power and corporate authority to execute and deliver this Agreement and any Related Agreements to which it is a party and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of X-Stream and no other corporate proceedings on the part of X-Stream are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by X-Stream and constitutes a valid and binding obligation of X-Stream, enforceable against X-Stream in accordance with its terms.

            Section 3.2 Capitalization.

            (a) As of the date of this Agreement, the authorized capital of X-Stream consists of 10,000 shares of its Common Stock. The issued and outstanding shares of capital stock of X-Stream consists of 4,000 shares of Common Stock, and the holders of such shares of Common Stock are as follows:

            Name                    Number of Shares Held
            ----                    ---------------------

      J. Markham Green                    1000
      Nicholas Balletta                   1000
      Gregory W. Harper                   1000
      Andrew Feig                         1000

            (b) All the outstanding shares of capital stock of X-Stream have been duly and validly issued and are fully paid and non-assessable. Upon issuance, sale and delivery as contemplated by this Agreement, the shares of Common Stock issued hereunder will be duly authorized, validly issued, fully paid and non-assessable.

            Section 3.3 Agreements. As of the date of this Agreement, other than this Agreement and the Related Agreements, X-Stream has not entered into any agreements, contracts or understandings, other than those listed in Section 3.3 of the X-Stream Disclosure Schedule (a copy of each such agreement, contract or understanding has heretofore been provided to Interactive).

            Section 3.4 Consents and Approvals: No Violations. Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation by X-Stream of the transactions contemplated hereby and thereby (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of X-Stream; (b) require any filing with, or the obtaining of any permit, license, action, waiver, authorization, consent, filing, registration or approval of, any governmental or regulatory authority; or (c) violate or conflict with any order, injunction, decree, statute, rule or regulation applicable to X-Stream, excluding from the foregoing clauses (b) and
(c) such requirements, defaults, rights or violations which (X) become applicable as a result of any acts or omissions by, or any facts specifically relating to Interactive or (Y) would not have a Material Adverse Effect on X-Stream.

            Section 3.5 Litigation. There is no claim, action or proceeding pending or threatened, to X-Stream's Knowledge, against X-Stream by or before any court, governmental or regulatory authority.

            Section 3.6 Securities Laws. Subject to and based in part upon the truth and accuracy of the representations and warranties of Interactive in Sections 2.14 through and including 2.19 hereof, the offering, sale and purchase of the Interactive Shares contemplated hereby are exempt from registration under the Securities Act and are exempt from registration under any applicable state securities or "blue-sky" laws. The issuance of all other shares of capital stock of X-Stream on or before the date hereof has been made in compliance with the Securities Act and all applicable state securities and "blue-sky" laws.

            Section 3.7 No Underwriting. (a) X-Stream agrees that neither it nor anyone acting on its behalf will offer the Interactive Shares so as to bring the issuance and sale of the Interactive Shares within the provisions of Section 5 of the Securities Act nor offer any other securities for issuance or sale to, or solicit any offer to acquire any of the same from, or otherwise approach or negotiate with respect thereto with, anyone if the sale of the Interactive Shares and any other securities would be integrated as a single offering for the purposes of the Securities Act, including, without limitation, Regulation D thereunder, and as a consequence bring the issuance and sale of the Interactive Shares within the provisions of Section 5 of the Securities Act. Each of the Interactive Shares shall have a legend setting forth the restrictions on transferability and sale as described in Section 5.

            (b) In the case of each offer or sale of the Interactive Shares no form of general solicitation or general advertising was used by X-Stream or its representatives, including but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees were invited by any general solicitation or general advertising. Interactive is the sole purchaser of the Interactive Shares.

            (c) X-Stream represents that the offering of the Interactive Shares was made only through direct, personal communication between X-Stream or a representative thereof and a representative of Interactive and not through a public solicitation or advertising.

            Section 3.8 Brokers' Fees. X-Stream has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any of the Related Agreements.

                                   ARTICLE IV

                                    COVENANTS

            Section 4.1 Conduct of the Business by Interactive. Except as specifically provided by this Agreement, from the date hereof and until the Closing, Interactive will not, without the prior written consent of X-Stream:

                  (a) conduct the Business in any manner except in the ordinary course consistent with past practice and use its reasonable commercial efforts to preserve intact the Business in all material respects;

                  (b) except as required by its terms, amend, terminate, or renegotiate any Material Contract, or waive any material rights or claims thereunder;

                  (c) sell, transfer, mortgage, encumber or create any Encumbrance on, lease or otherwise dispose of the Assets;

                  (d) change, amend or restate the articles of formation, certificate of formation or limited liability company operating agreement of Interactive in a manner that would materially and adversely affect the transactions contemplated hereby;

                  (e) make, revoke or amend any Tax election that relates to the Assets or settle or compromise any Tax liability that relates to the Assets without first obtaining the prior written consent of X-Stream which consent shall not be unreasonably withheld;

                  (f) except for agreements with Merrill Lynch & Co. and Chase Manhattan Bank, enter into any new Material Contract with any third party;

                  (g) take any other action which causes any of the representations and warranties made by Interactive in this Agreement not to be true and correct in all material respects on and as of the Closing; or

                  (h) agree to or make any commitment to take any action that is or would be prohibited by this Section 4.1.

            Section 4.2 Conduct of X-Stream's Business. Except as specifically provided by this Agreement, from the date hereof and until the Closing, X-Stream will not, without the prior consent of Interactive, conduct its business in any manner except in the ordinary course consistent with past practice.

            Section 4.3 Access to Information; Confidentiality.

            (a) Between the date of this Agreement and the Closing, Interactive shall (i) give to X-Stream and its authorized representatives access to the Books and Records, offices and other facilities and properties of Interactive relating to the Business; (ii) permit X-Stream to make such inspections thereof as X-Stream may reasonably request; and (iii) cause the officers of Interactive to furnish X-Stream with such financial and operating data and other information with respect to the Business as X-Stream may from time to time reasonably request.

            (b) Interactive agrees that so long as any Books and Records remain in existence and available and have not otherwise been delivered to X-Stream, X-Stream shall have the right to inspect and to make copies of the same at any time during normal business hours for any proper purpose.

            Section 4.4 Consents; Assignments. Interactive and X-Stream will use their respective reasonable commercial efforts to obtain any consent, approval or amendment required to novate and/or assign all agreements, leases, licenses and other rights of any nature whatsoever relating to the Assets, including, without limitation, the Microsoft Contract, the MCI Contract and Compaq Contract. In the event and to the extent that X-Stream and Interactive are unable to obtain any such required consent, approval or amendment, or if any attempted assignment would be ineffective or would adversely affect the rights of Interactive with respect to any Asset so that X-Stream would not in fact receive all the rights with respect to such Asset, Interactive and X-Stream will cooperate (to the extent permitted by law or the terms of any applicable agreement) in a mutually agreeable arrangement under which X-Stream would, to the extent possible, obtain the benefits and assume the obligations with respect to such Asset, in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to X-Stream, or under which Interactive would enforce for the benefit of X-Stream, with X-Stream assuming Interactive's obligations, any and all rights of Interactive against a third party thereto and indemnifying Interactive of any and all liability thereunder, except with respect to the Fort Lee Lease or any assignment or sublease thereof. Interactive shall, without further consideration therefor, pay and remit to X-Stream promptly all monies, rights and other considerations received in respect of X-Stream's performance of such obligations. If and when any such consent shall be obtained or such agreement, lease, license or other right shall otherwise become assignable or able to be novated, Interactive shall promptly assign and novate all its rights and obligations thereunder to X-Stream without payment of further consideration and X-Stream shall, without the payment of any further consideration therefor, assume such rights and obligations and Interactive shall be relieved of any and all liability hereunder.

            Section 4.5 Compaq Contract. Following the assignment of the Compaq Contract by Interactive to X-Stream with Compaq's consent, Interactive agrees to maintain the Compaq's logo on the CNBC/ Dow Jones Business Video website at www.cnbcdowjones.com required under the terms, and subject to the conditions of, the Compaq Contract until the earlier of (a) Interactive ceases to generally maintain and update such website, (b) expiration of the current term, or any termination of, the Compaq Contract or (c) X-Stream no longer hosts such website pursuant to the terms of the Master Hosting and Network Services Agreement.

            Section 4.6 Reasonable Commercial Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Related Agreements. Interactive shall use commercially reasonable efforts to assist X-Stream with the transition of the Business for a period of three months following the Closing. Interactive shall use its commercially reasonable efforts to retain its current President and CEO as an employee of Interactive at the sole expense of Interactive to assist with such three-month transition for the purpose of introducing X-Stream to business relationships and contacts of the Business.

            Section 4.7 Non-competition.

            (a) Interactive agrees that from the Closing until the second anniversary of the Closing, except with respect to the continuing interest of Interactive in X-Stream, Interactive shall not: (i) engage, either directly or indirectly, as a principal, stockholder, member, partner or the like (other than through the ownership of not more than 10% of the outstanding voting securities of any publicly-traded entity), in the Roadshow Business in the United States of America and Canada; or (ii) affirmatively solicit, other than through a general solicitation, the employment of any customer or supplier of X-Stream with respect to the Roadshow Business or any employee of X-Stream, as of the Closing. X-Stream agrees that for a period from the date hereof until two full years from the Closing, it shall not sell or issue any Equity Securities or any securities in any subsidiary of X-Stream to Time Warner Inc., Bloomberg, or any of their respective Affiliates, nor enter into any agreement pursuant to which Time Warner Inc., Bloomberg or any of their respective Affiliates shall receive a revenue share (or any variation thereof) with respect to X-Stream or any of its subsidiaries.

            (b) If any provisions contained in this Section 4.7 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 4.7, but this Section 4.7 shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 4.7 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each party acknowledges that the other party would be irreparably harmed by any breach of this Section 4.7 and that there would be no adequate remedy at law or in damages to compensate the other party for any such breach. Each party agrees that the other party shall be entitled to injunctive relief requiring specific performance by such other party of this Section 4.7.

            Section 4.8 Press Releases. Neither Interactive nor X-Stream shall make any press release or public announcement in connection with the transactions contemplated hereby without the prior written consent of the other or, if required by law, without prior consultation wit the other.

            Section 4.9 Employees. As of the Closing, X-Stream shall offer to continue the employment, effective the day after the Closing Date, of those persons identified on Section 4.9 of the X-Stream Disclosure Schedule, who are active employees of Interactive on the Closing, at a comparable level of compensation to such employee's current level, taken as a whole. X-Stream will not adopt or assume, at and as of the Closing, any of the Plans maintained nor any trust, insurance contract, annuity contract, or other funding arrangement established with respect thereto. X-Stream will not ensure that the Plans treat employment with the Business prior to the Closing the same as employment from and after the Closing for purposes of eligibility, vesting, and benefit accrual. X-Stream shall have no obligations whatsoever pursuant to the terms of this Agreement or any agreement of Interactive including, without limitation, for severance, with respect to employees of Interactive to whom no offer of employment is made or to those whom employment is offered but not accepted within a reasonable period of time.

            Section 4.10 Supplemental Disclosure. Each party will promptly inform the other party in writing of any fact or circumstance known to such party that would constitute a breach of any representations or warranties contained herein or would cause any of the conditions to such party's obligations to consummate the transactions contemplated under this Agreement not to be fulfilled.

            Section 4.11 Further Equity Rights in X-Stream. X-Stream shall provide Interactive rights with respect to the registration of Common Stock at least as extensive as those provided to any investor in the Initial Financing which at a minimum shall include unlimited piggyback and S-3 registration rights for all equity capital of X-Stream issued in accordance with this Agreement, customary financial information concerning X-Stream and observation rights for all meetings of the Board of Directors of X-Stream. In the event that X-Stream does not consummate its Initial Financing within three months of the Closing, then Interactive shall have the right to require X-Stream to enter into a Registration Rights and Stockholders Agreement, to be negotiated in good faith between X-Stream and Interactive, providing for such registration rights, financial information and observation rights.

            Section 4.12 Other Equipment Located at Fort Lee. (a) Interactive hereby grants to X-Stream an exclusive, non-transferable, royalty-free license to use any and all personal property (other than the Assets) found on the premises subleased to X-Stream under the Sublease Agreement except those items set forth on Section 4.12(a) of the Interactive Disclosure Schedule, as well as all field equipment (e.g., cameras, microphones, etc.), in each case used exclusively in the Business, for a term commencing on the date of the Closing and ending on December 31, 1999; provided, however, that (i) commencing December 15, 1999, Interactive may remove any and all personal property not purchased by X-Stream in accordance with Section 4.12(b) below and (ii) this license shall not apply to any truck, satellite dish or satellite uplink equipment.

            (b) Except as set forth in Section 4.12(b) of the Interactive Disclosure Schedule, X-Stream shall have the right to purchase any and all personal property licensed to X-Stream pursuant to Section 4.12(a) above at fair market value determined as of December 31, 1999 by providing written notice to Interactive, specifying the items of personal property to be purchased, no later than November 30, 1999. Interactive and X-Stream shall negotiate in good faith during the month of December 1999 to determine the fair market value of such personal property and, to consummate such purchase and sale, X-Stream shall provide Interactive with a check for the purchase price of such property no later than December 31, 1999.

            Section 4.13 No Rights. Notwithstanding anything to the contrary contained herein, X-Stream shall have no right or license to use or reproduce the "CNBC" or "Dow Jones" name, logo or trademark in any manner or form or to use or reproduce the "CNBC" television service or any "Dow Jones" or "Wall Street Journal" content, whether in whole or in part.

            Section 4.14 Sublease. Interactive and X-Stream shall each use their reasonable commercial efforts to effect and obtain the landlord's consent for the Sublease Agreement. If such consent is not obtained by January 15, 1999 the parties shall negotiate in good faith to determine a mutually acceptable alternative solution (the "Real Estate Matter").

            Section 4.15 Offsite Equipment. In the event that either party discovers an Asset that prior to the date hereof was used all or substantially all in the Roadshow Business, and is located outside of the Fort Lee Facility, the parties hereby agree to negotiate in good faith with intention of transferring such Asset to X-Stream, except with respect to automotive vehicles, satellite dishes and uplink equipment.

            Section 4.16 First Look. From the date hereof until the second anniversary of the Closing, in the event that X-Stream determines to sell, license, transfer or otherwise dispose of any video and or audio content created or developed by X-Stream, other than for the Interactive Delivery thereof, it shall first offer such content to CNBC, Inc. and shall negotiate a price for such content in good faith for a period of 15 days. If following such 15 day period, no agreement is reached, X-Stream shall be free to provide such content to any third party provided that the price of such content shall not be less than that offered by CNBC, Inc.

                                    ARTICLE V

                            RESTRICTIONS ON TRANSFER

            Section 5.1 Restrictions on Transferability.

            The Interactive Shares shall not be sold, assigned, transferred or pledged except upon satisfaction of the conditions specified in this Section 5, which conditions are intended to ensure compliance with the provisions of the Securities Act. Interactive will cause any proposed purchaser, assignee, transferee, or pledgee of the Interactive Shares held by Interactive to agree to take and hold such securities subject to the provisions and conditions of this
Section 5.

            Section 5.2 Restrictive Legend.

            Each Certificate representing the Interactive Shares and any other securities issued in respect of Interactive Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event shall (unless otherwise permitted by the provisions of Section 5.3 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A CONTRIBUTION AGREEMENT DATED AS OF DECEMBER 21, 1998. A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY THE

            COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE. THESE SECURITIES MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED, UNLESS AND UNTIL SUCH CONDITIONS ARE COMPLIED WITH AND UNLESS SUCH SHARES ARE REGISTERED UNDER SUCH ACT, OR SUCH STATE LAW, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

            Interactive and any subsequent transferee of the Interactive Shares consent to X-Stream making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer set forth in this Article V.

            Section 5.3 Notice of Proposed Transfers

            The holder of each Certificate representing the Interactive Shares, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 5.3. Prior to any proposed sale, assignment, transfer or pledge of any such securities (other than transfers not involving a change in beneficial ownership), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to X-Stream of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such holder's expense by either (a) an opinion of legal counsel reasonably satisfactory to X-Stream addressed to X-Stream, to the effect that the proposed transfer of the securities may be effected without registration under the Securities Act, or (b) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such securities shall be entitled to transfer such securities in accordance with the terms of the notice delivered by the holder to X-Stream, provided, however, that such notice need not be accompanied by such an opinion of counsel or no action letter if such a transfer is to an Affiliate of the transferor. Each certificate evidencing the securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144 (or an effective registration statement) the restrictive legend set forth in Section 5.2 above, except that such certificate shall not bear such restrictive legend, if in the opinion of counsel for such holder and of counsel to X-Stream, such legend is not required in order to establish compliance with any provision of the Securities Act.

                                   ARTICLE VI

                               CERTAIN TAX MATTERS

            Section 6.1 Allocation of Consideration. X-Stream and Interactive shall each report the transactions contemplated under this Agreement for all federal, state and local income Tax and all other purposes (including, without limitation, for purposes of Section 1060 of the Code) consistent with the allocation set forth on Section 6.1 of the Interactive Disclosure Schedule. X-Stream and Interactive shall each timely file a Form 8594 (and any similar forms required under state or local Tax law) in accordance with the requirements of Section 1060 of the Code (or state or local Tax law, as the case may be) and this Section 6.1.

            Section 6.2 Transfer Taxes. Interactive and X-Stream shall each be responsible for one-half of all Transfer Taxes arising out of and in connection with or attributable to the sale and purchase of the Assets and the New Assets described in Article I of this Agreement.

                                   ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

            Section 7.1 Conditions to Each Party's Obligation. The respective obligations of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions:

            (a) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any court or governmental authority and there shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction which prohibits or restricts the consummation of the transactions contemplated hereby or which would restrain, prohibit or otherwise interfere with the effective operation or enjoyment by X-Stream of all or any portion of the Assets, and no proceeding by any Person which is reasonably likely to have any of the foregoing effects shall be pending.

            (b) In accordance with the provisions of Section 4.14, the Real Estate Matter shall have been resolved to the reasonable satisfaction of both parties hereto.

            Section 7.2 Conditions to Obligations of Interactive. The obligations of Interactive to consummate the transactions contemplated herein are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

            (a) The representations and warranties of X-Stream set forth in
      Article III hereof shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (a), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, for purposes of this clause (a), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on the Business of Interactive.

            (b) X-Stream shall have performed in all material respects its respective obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof.

            (c) Interactive has received a certificate of the Secretary of X-Stream certifying as to the Certificate of Incorporation and By-laws of X-Stream, and all requisite corporate actions taken by X-Stream to authorize its execution and delivery of this Agreement and the Related Agreements and its consummation of the transactions contemplated hereby and thereby, attaching copies of such corporate actions, and such other documents and other papers as Interactive may reasonably request.

            (d) Interactive shall have received an opinion dated as of the Closing Date of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to X-Stream, substantially in the form of Exhibit C hereto.

            Section 7.3 Conditions to Obligations of X-Stream. The obligations of X-Stream to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

            (a) The representations and warranties of Interactive set forth in
      Article II hereof shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause
      (a), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, for purposes of this clause (a), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on X-Stream or its ability to consummate the transactions contemplated in this Agreement or the Related Agreements;

            (b) Interactive shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

            Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

            (a) at any time, by mutual written consent of the parties hereto;

            (b) by either X-Stream or Interactive if, the transactions contemplated hereby have not closed by February 28, 1999, provided, that none of the parties hereto shall be entitled to terminate this agreement pursuant this Section 7.1(b) if such party's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

            (c) by either X-Stream and Interactive if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

            Section 8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by the party so terminating to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated pursuant to
Section 7.1 hereof, there shall be no liability or obligation hereunder on the part of Interactive or X-Stream or any of their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives, unless such Interactive or X-Stream, as the case may be, has (i) willfully failed to have performed its obligations hereunder or (ii) knowingly made a misrepresentation of any matter set forth herein.

            Section 8.3 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement of Interactive and X-Stream. Any failure of any of Interactive or X-Stream to comply with any term or provision of this Agreement may be waived by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

                                   ARTICLE IX

                   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

            Section 9.1 Survival. The parties hereto agree that except with respect to Sections 4.7 and 4.16 hereof, the covenants and agreements and the representations and warranties contained in this Agreement shall survive for one year following the Closing.

            Section 9.2 Interactive's Agreement to Indemnify.

            (a) Subject to the terms and conditions set forth herein, from and after the Closing, Interactive shall indemnify and hold harmless, X-Stream and the X-Stream Indemnitees from and against all Damages.

            (b) Interactive's obligation to indemnify the X-Stream Indemnitees for Damages pursuant to Section 8.2(a) hereof is subject to the following limitations: (i) no indemnification shall be made by Interactive for Damages arising solely from clause (i) or (ii) of the definition of Damages set forth in
Article IX hereof unless the aggregate amount of such Damages exceeds $50,000 and then only to the extent of any additional Damages; and (ii) in Interactive's aggregate obligation to indemnify the X-Stream Indemnitees shall not exceed $800,000; provided, however, that following the receipt by X-Stream of aggregate net proceeds of $5.5 million in the Initial Financing such aggregate obligation to indemnify the X-Stream Indemnitees shall not exceed $3,000,000.

            Section 9.3 X-Stream's Agreement to Indemnify.

            (a) Subject to the terms and conditions set forth herein, from and after the Closing, X-Stream shall indemnify and hold harmless, Interactive and the Interactive Indemnitees from and against all Damages.

            (b) X-Stream's obligation to indemnify the Interactive Indemnitees for Damages pursuant to Section 8.3(a) hereof is subject to the following limitations: (i) no indemnification shall be made by X-Stream for Damages arising solely from clause (i) or (ii) of the definition of Damages set forth in
Article IX hereof unless the aggregate amount of such Damages exceeds $50,000 and then only to the extent of any additional Damages; and (ii) in no event shall X-Stream's aggregate obligation to indemnify the Interactive Indemnities shall not exceed $800,000 provided, however, that following the receipt by X-Stream of aggregate net proceeds of $5.5 million in the Initial Financing such aggregate obligation to indemnify the Interactive Indemnitees shall not exceed $3,000,000.

            Section 9.4 Notice and Opportunity to Defend. If an event occurs that entitles either an X-Stream Indemnitee or an Interactive Indemnitee, as the case may be, or that such Indemnitee believes entitles it, to indemnification pursuant to this Article VIII, any such Indemnitee shall promptly notify X-Stream or Interactive, as the case may be (the "Indemnifying Party"). If the claim for indemnification arises out of a claim by a third party, such notice shall occur within 15 days of such Indemnitee's receipt of written notice of such claim; provided, however, that the failure to so notify the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall have the right to undertake, conduct and control the defense thereof by so notifying such Indemnitee in writing, provided that the Indemnifying Party (i) states that the settlement or defense of the claim will be conducted at all times in good faith and in a reasonable manner (and so conducts it), (ii) acknowledges in writing the obligation to indemnify such Indemnitee in accordance with the terms contained in this Agreement, and (iii) promptly reimburses such Indemnitee for all out-of-pocket expenses incurred as a result of the assumption by the Indemnifying Party of control of such settlement or defense. If the Indemnifying Party provides written notice to the Indemnitee that it elects to defend such claim, the Indemnifying Party shall be obligated to defend such claim, at its own expense and by counsel chosen by it and reasonably satisfactory to the Indemnitee. In the event that the Indemnifying Party elects to provide the defense of such claim pursuant to this Section 8.4, such Indemnitee shall cooperate fully with the Indemnifying Party and its counsel in the defense of such claim and shall be entitled to full access to information with respect thereto and to participate in the defense thereof at its own cost and expense. Any compromise, settlement or offer of settlement of such claim by the Indemnifying Party shall require the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld and unless such consent is obtained, the Indemnifying Party shall continue the defense of such claim; provided, however, that if the Indemnitee refuses its consent to a bona fide offer of settlement that the Indemnifying Party wish to accept and that involves no payment by the Indemnitee not paid by the Indemnifying Party and further involves no limitation on the future conduct of the Business as presently conducted, the Indemnifying Party may reassign the defense of such claim to the Indemnitee, who may then continue to pursue the defense of such matter, free of any participation by the Indemnifying Party the sole cost and expense of the Indemnitee. In such event, the obligation of the Indemnifying Party with respect thereto shall not exceed the amount of the offer of settlement that the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnifying Party notified the Indemnitee of the offer of settlement. If the Indemnifying Party does not elect to defend any such claim, it shall nevertheless have the right of full access to information with respect thereto and to participate in such defense at its sole cost and expense and shall remain liable for any indemnification obligations pursuant to this Agreement.

                                    ARTICLE X

                                   DEFINITIONS

            For the purposes of this Agreement, the following terms shall have the following respective meanings:

            "Action" means any action, claim, complaint investigation, petition, action, suit or other proceeding whether civil or criminal, in law or in equity, or by or before any Governmental Entity.

            "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

            "Agreement" means this agreement, dated as of December 21, 1998, together with any amendments thereto, by and between Interactive and X-Stream.

            "Approval" means any approval, authorization, consent, qualification, or registration, or any waiver of any of the foregoing, required to be obtained from any Governmental Entity.

            "Assets" means all of the following properties, contracts and other assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated), all as of the Closing, including without limitation:

            (i) the items listed in Section 2.6 of the Interactive Disclosure Schedule;

            (ii) Material Contracts;

            (iii) all Proprietary Software developed for the exclusive use of the Roadshow Business, including, without limitation, the PPT3 Software, but specifically excluding any software relating to membership services;

            (iv) all prepaid expenses relating exclusively to the Business, except with respect to prepaid expenses under the Microsoft Contract;

            (v) all customer lists used exclusively for the Roadshow Business;

            (vi) all other files, indices, market research studies, surveys, reports, analyses and similar information used exclusively for the Roadshow Business;

            (vii) all deposits from customers for goods and services to be provided in 1999 and that are related exclusively to the Roadshow Business; and

            (viii) all rights, claims, credits, causes of action or rights of set-off against third parties in each case related exclusively to the Roadshow Business.

            "Asset Contribution" shall have the meaning as set forth in Section 1.1(a)(i) hereof.

            "Assumed Liabilities" means (a) all obligations and liabilities of Interactive under any Permit or Material Contract, including, without limitation, the Microsoft Contract, the MCI Contract and the Compaq Contract,
(b) all obligations and liabilities relating to or arising from the Business or the Assets that accrue on or after the Closing or that relate to events that transpire on or after the Closing and (c) all other liabilities and obligations of Interactive set forth in the Interactive Disclosure Schedule. Other than pursuant to this Agreement or any of the Related Agreements, X-Stream will assume no other liabilities or obligations. It is expressly understood and agreed by the parties hereto that the Assumed Liabilities shall not include any other liabilities or obligations of Interactive, including without limitation,
(a) any liability of Interactive with respect to Taxes for any Tax period ending on or prior to the Closing, (b) except as otherwise set forth in this Agreement, any liability of Interactive for any Taxes arising in connection with the consummation of the transactions contemplated hereby (including any Taxes arising in connection with Interactive's transfer of Assets), (c) any liability of Interactive for the unpaid Taxes of any Person other than Interactive under any provision of Tax law or by contract or otherwise, (d) any obligation of Interactive to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Interactive or was serving at the request of Interactive as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (e) any liability of Interactive for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (f) any obligation of Interactive under this Agreement or (g) any liability attributable to or incurred in connection with the Plans for the benefit of any current or former employee of Interactive.

            "Bill of Sale and Assignment Agreement" means the duly executed bill of sale, substantially in the form attached hereto as Exhibit D, which Interactive will deliver to X-Stream effecting the sale, assignment, transfer and delivery of the Assets.

            "Books and Records" shall mean all books and records, whether on any computer software program or otherwise, pertaining to the Assets, clients, or suppliers of the Roadshow Business, and other Persons with whom Interactive has contractual or other business relationships with respect to the Roadshow Business, including all work sheets, client files and other information.

            "Business" means (i) the Roadshow Business and (ii) the multimedia editing of CNBC core content for the purpose of the Interactive Delivery thereof.

            "Certificate" shall have the meaning set forth in Section 1.2(b) hereof.

            "Closing" means the closing of the transactions contemplated by this Agreement.

            "CNBC" means the television service known as "CNBC: a service of NBC and Dow Jones."

            "Code" means the Internal Revenue Code of 1986, as amended (or any successor law thereto).

            "Commission" means the Securities and Exchange Commission.

            "Common Stock" means the common stock of X-Stream par value $0.01 per share.

            "Compaq" shall mean the Compaq Computer Corporation, a Delaware corporation.

            "Compaq Contract," dated as of November 11, 1997, as amended, November 23, 1998, by and between Compaq and Microsoft Corporation.

            "Compaq Equipment Sublease" shall mean the sublease of the equipment pursuant to the Compaq Contract, as negotiated in good faith by the parties as soon as practicable following the date hereof which shall provide X-Stream with the economic rights and obligations under the Compaq Contract and shall terminate upon Company's consent to assignment and novation of the Compaq Contract to X-Stream.

            "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, purchase order or license whether or not in writing.

            "Damages" means all liability, demands, claims, actions or causes of actions, assessments, losses, disbursements, injuries, deficiencies, penalties, diminutions in value (including in relation to Interactive), settlements, obligations of any kind or nature, damages (excluding, without limitation, any punitive or exemplary damages payable to third parties and any consequential damages), costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) asserted against or incurred by any indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in this Agreement as of the applicable date provided for therein, (ii) the breach of any covenant or agreement contained herein, (iii) with respect to an X-Stream Indemnitee any liabilities and obligations that are not Assumed Liabilities; and (iv) with respect to an Interactive Indemnity, an Assumed Liability.

            "Domain Registration" shall have the meaning set forth in Section 2.9(a).

            "Encumbrance" means any claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, right of others, mortgage, hypothecation, conditional sale, or restriction (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by agreement, understanding, law, equity, or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

            "Equity Securities" means any shares of Common Stock, warrants to acquire Common Stock or debt, options other than employee stock options not granted to the Founders or securities convertible into Common Stock.

            "Fort Lee Facility" shall mean the facility subject to the terms of the Fort Lee Lease.

            "Fort Lee Lease" shall mean the lease to Interactive for the property at 2200 Fletcher Avenue in Fort Lee, New Jersey, and attached hereto as Exhibit E.

            "Founders" shall mean J. Markham Green, Nicholas Balletta, Gregory
W. Harper, Andrew Feig and the immediate family (as defined in Rule 16a-1(e) of the Securities and Exchange Act of 1934, as amended) of any of the aforementioned persons.

            "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, political subdivision, tribunal, or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, or local, domestic or foreign.

            "Indemnifying Party" shall have the meaning set forth in Section
9.4.

            "Initial Financing" shall mean any public or private offering of Equity Securities from the period beginning on the date hereof and ending six months following the Closing resulting in gross proceeds to X-Stream of not less than $5.5 million.

            "Instrument of Assumption" means the duly executed undertaking, substantially in the form attached hereto as Exhibit F, whereby X-Stream will assume and agree to pay and discharge the Assumed Liabilities.

            "Interactive" shall have the meaning set forth in the introduction hereof.

            "Interactive Delivery" means the delivery of content for use by an end user to a monitor or viewing screen, whereby such delivery occurs by means of telephone lines, cable television systems, optical fiber connections, cellular phones, satellites, wireless broadcast or other means of transmission now known or hereafter devised, provided that the end user has the ability to selectively manipulate the presentation to effect substantive content changes during its use. For purposes of clarity, it is understood that Interactive Delivery will not include transmission of any kind, now or hereafter devised, which makes programs and other audio and/or visual recordings of any length, available for viewing in a linear predetermined presentation (e.g., broadcast television, cable television, pay-per-view, video-on-demand) with selective manipulation available to the viewer, for example, time delay viewing of a program, color adjustment, volume control, choice of camera feeds, or textual and/or visual and/or audio material which enhances or provides additional information supplementary to and related to the subject matter of the linear predetermined presentation or presentations, such as (i) a separate stream of material with no return path, (ii) a separate stream of material with a return path that is not integrated or connected with the device delivering the linear presentation, or (iii) a separate stream of material with a return path that permits responses (e.g., polling) that do not effect sufficient content change to or manipulation of the linear presentation so as to constitute Interactive Delivery (as an example of an insufficient change, acknowledging poll results); provided, however, that if, by virtue of a display device, a viewer can view linear programming and interactive programming simultaneously, the linear programming and interactive programming will be treated independently for purposes of this Agreement. In addition, Interactive Delivery shall not include the delivery of content to the end user which occurs by transporting a physical object incorporating the content, such as magnetic disks or optical disks (for example, CD-ROM).

            "Interactive Disclosure Schedule" means the disclosure schedule document being delivered to X-Stream by Interactive in connection herewith.

            "Interactive Indemnitees" means Interactive and its respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns.

            "Interactive Shares" shall have the meaning set forth in Section 1.2(a).

            "Knowledge" shall mean facts or other matters which a Person is actually aware.

            "Law" means any constitutional provision, statute or other law, rule, ordinance or regulation and any order of any federal, state, local or foreign Governmental Entity.

            "License Agreement" means the license agreement with respect to the PPT3 Software to be entered into between Interactive and X-Stream.

            "Liens" means all mortgages, pledges, security interests, liens, charges, options, easements, rights-of-way or other Encumbrances of any nature whatsoever, excluding licenses or rights to third parties.

            "Master Hosting and Network Services Agreement" means the Master Hosting and Network Services Agreement attached as Exhibit B hereto.

            "Master Professional Services Agreement" means the Master Professional Services Agreement attached as Exhibit A hereto.

            "Material Adverse Effect" means any change in or effect on the business, assets, or properties of (a) with respect to Interactive, that would be materially adverse to the Business or the income, operations, assets or the financial condition of the Business taken as a whole or (b) with respect to X-Stream, that would be materially adverse to the business, income, operations, assets or financial condition of X-Stream or its ability to consummate the transactions contemplated by this Agreement or the Related Agreements.

            "Material Contract" shall have the meaning set forth in Section 2.12 hereof.

            "MCI Contract" means the agreement dated as of July 1, 1998 by and between MCI Telecommunication Corporation and Interactive.

            "Microsoft Contract" shall mean the Network Credits Program Services Agreement dated as of June 30, 1998 between Microsoft Corporation and Interactive.

            "New Assets" shall mean the assets recently purchased by Interactive and listed in Schedule A hereto.

            "New Assets Purchase Price" means $179,235.06.

            "Permit" means any approval, filing, registration, consent, concession, license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

            "Permitted Liens" means (i) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar Liens arising or incurred in the ordinary course of business which are Liens for work in progress which are not past due and (ii) recorded easements, covenants and other restrictions which do not materially impair the current use, occupancy, value, or the marketability of title.

            "Person" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

            "Plans" shall mean, any deferred compensation bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan; severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan (within the meaning of section 3(a) of ERISA); profit-sharing, stock bonus or other "pension" plan (within the meaning of section 3(2) of ERISA); employment, termination or severance agreement or any plan that is subject to section 302 or Title IV of ERISA or section 412 of the Code.

            "PPT3 Software" shall mean custom software designed by Cerberus Corp. and built by Trellis Software that automates the production publishing and distribution of media rich web pages, as currently used by Interactive to create the multimedia pages that are the basis of the www.cnbcdowjones.com web site.

            "Proprietary Software" shall have the meaning set forth in Section 2.8(b).

            "Related Agreements" means (i) the Master Professional Services Agreement dated as of the Closing, by and between Interactive and X-Stream, (ii) the Master Hosting and Network Services Agreement dated as of the Closing, by and between Interactive and X-Stream, (iii) the Sublease Agreement, (iv) the License Agreement and (v) those other agreements and instruments required to be executed pursuant to this Agreement.

            "Roadshow Business" means the Interactive Delivery of "virtual road shows" for equity and debt offerings, analyst and investor conferences and other production-on-demand, in each case requested by, and produced for, an investment bank or other business; provided, however, that the Business shall not include the Interactive Delivery of any category or type of news (including, without limitation, general local, national or international news and news relating to business, finance, personal finance or money management), any other category or type of explanatory material or other information or any category or type of entertainment (including, without limitation, talk shows, interviews, biographies and news magazines) appearing on, or produced for, CNBC, CNBC Europe, CNBC Asia, NBC Television, MSNBC, the NBC News Channel or any other television service, of any kind whether now known or hereinafter devised, of National Broadcasting Company, Inc. or any of its Affiliates.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Software" means any and all (i) proprietary computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code, (ii) proprietary databases and computations, including any and all data and collections of data and (iii) all proprietary documentation, including user manuals and training materials, relating to any of the foregoing in each case used exclusively in the Roadshow Business.

            "Sublease Agreement" shall mean the agreement to be entered into with respect to the Fort Lee Facility between Interactive and X-Stream pursuant to the terms of the term sheet attached hereto as Exhibit G.

            "Tax" means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties (including any penalties assessed for the failure to properly file a Tax Return) applicable thereto.

            "Tax Return" means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto.

            "Transfer Taxes" means any real property transfer or gains, sales, use, transfer, value-added, stock transfer or stamp Tax, transfer, recording, registration or other fee and any similar Tax.

            "X-Stream" shall have the meaning set forth in the introduction hereof.

            "X-Stream Disclosure Schedule" means the disclosure schedule document being delivered to Interactive by X-Stream in connection herewith.

            "X-Stream Indemnitees" means X-Stream and its respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns.

                                   ARTICLE XI

                                  MISCELLANEOUS

            Section 11.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

                   If to X-Stream, to:

                   X-Stream Media Inc.
                   410 East 50th Street
                   New York, NY 10022
                   Attention: Gregory W. Harper, Secretary
                   Facsimile: (212) 308-0794

                   with a copy to:

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   919 Third Avenue
                   New York, New York 10022
                   Attention: Fred B. White, III, Esq.
                   Facsimile: (212) 735-2000

                   If to Interactive, to:

                   Interactive Desktop Video LLC
                   d/b/a CNBC Dow Jones Business Video
                   30 Rockefeller Plaza
                   New York, NY 10112
                   Attention: Vice President, Interactive Desktop
                   Facsimile: (212) 307-1534

                   with a copy to:

                   National Broadcasting Company, Inc.
                   30 Rockefeller Plaza
                   New York, NY 10112
                   Attention: Vice President, Corporate & Transaction Group, Law
                            Department
                   Facsimile: (212) 977-7165

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address, or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

            Section 11.2 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

            Section 11.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto.

            Section 11.4 No Third Party Beneficiaries. This Agreement is solely for the benefit of Interactive and its successors and permitted assigns, with respect to the obligations of X-Stream under this Agreement, and for the benefit of X-Stream, and its respective successors and permitted assigns, with respect to the obligations of Interactive, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

            Section 11.5 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

            Section 11.6 Jurisdiction and Consent to Service. In accordance with
Section 5.1401 of the General Obligations Law of the State of New York, and without limiting the jurisdiction or venue of any other court, Interactive and X-Stream (a) agree that any suit, action or proceeding arising out of or relating to this

Agreement will be brought solely in the state or federal courts sitting in the County of New York; (b) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement;
(c) waive any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court, and (d) agree that service of any court paper may be made in any manner as may be provided under applicable laws or court rules governing service of process in such court.

            Section 11.7 Entire Agreement. This Agreement, the Interactive Disclosure Schedule, the X-Stream Disclosure Schedule, the Exhibits, the Related Agreements, the Reciprocal Non-Disclosure and Confidentiality Agreement between XS Networks and NBC Multimedia, Inc. dated as of October 16, 1998 and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

            Section 11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

            Section 11.9 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

            Section 11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            Section 11.11 Bulk Sales Laws. X-Stream and Interactive each hereby waive compliance by Interactive with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state.

            Section 11.12 Limitation on Liability. NO PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY OR THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS ARISING OUT OF THIS AGREEMENT OR THE RELATED AGREEMENTS OR ANY TERMINATION OF THIS AGREEMENT OR THE RELATED AGREEMENTS, WHETHER FOR BREACH OF WARRANTY OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE OR STRICT PRODUCT LIABILITY) AND IRRESPECTIVE OF WHETHER IT HAS ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

            Section 11.13 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Interactive and X-Stream of the date first above written.


                              X-STREAM MEDIA INC.

                              By: /s/ Nicholas Balletta
                              -----------------------------
                              Name: Nicholas Balletta
                              Title: President


                              INTERACTIVE DESKTOP VIDEO LLC

                              By: /s/ Howard Rogers
                              -----------------------------
                              Name:
                              Title: